Exhibit 21.1

FARO TECHNOLOGIES, INC. LIST OF SUBSIDIARIES

Name	Jurisdiction of Organization
Antares LDA	Portugal
Cam2 SRL	Italy
FARO Benelux BV	Netherlands
FARO Business Technologies India Pvt./ Ltd	India
FARO Cayman LP	Cayman Islands
FARO Cayman Ltd	Cayman Islands
FARO Delaware, Inc.	Delaware
FARO Deutschland Holding GmbH	Germany
FARO Europe KG	Germany
FARO FHN Netherlands BV	Netherlands
FARO Japan Inc.	Japan
FARO Scanning AG	Germany
FARO Scanner Production GmbH	Germany
FARO 3D Software GmbH	Germany
FARO Shanghai Co, Ltd	China
FARO Singapore PTE Ltd	Singapore
FARO Spain SL	Spain
FARO Swiss Holding GmbH	Switzerland
FARO Swiss Manufacturing GmbH	Switzerland
FARO Tech Polska	Poland
FARO Verwaltungs GmbH	Germany
FARO Technologies (Thailand) Ltd	Thailand
Faro Laser Trackers, LLC	Delaware
3D Measurement Technologies, S de RL de CV	Mexico
FARO France	France
OOO FARO Rus	Russia
FARO UK	United Kingdom
FARO Technologies do Brasil Ltda	Brazil
FARO Australia	Australia
FARO Technologies Canada, Inc.	Canada